Exhibit 5.1

British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG United Kingdom
Herbert Smith Freehills Kramer LLP
Exchange House
Primrose Street
London EC2A 2EG
T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
D +44 (0)20 7466 2133
DX28 London Chancery Lane
E mark.ife@hsfkramer.com
www.HSFKramer.com

Our ref 3187/31026953 Date 01 August 2025

Dear Sirs

British American Tobacco Restricted Share Plan (the “RSP”) and British American Tobacco Performance Share Plan (the “PSP” and, together with the RSP, the “Plans”)

We have reviewed the provisions of the Registration Statement on Form S-8 (the “Registration Statement”) of British American Tobacco p.l.c., a company registered in England and Wales under registration number 3407696 (the “Company”), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of 4,000,000 additional ordinary shares in the Company of par value £0.25 per share (the “Ordinary Shares”) for issuance under the RSP and 2,000,000 Ordinary Shares for issuance under the PSP, which may, in each case, be issued, or transferred from treasury, to eligible individuals under the applicable Plan. The Ordinary Shares will, for delivery under the Plans, be initially represented by American Depositary Shares, each of which represents one Ordinary Share and may be evidenced by an American Depositary Receipt.

We have examined the Plans and such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

We have also assumed that there are no agreements or understandings between or among the Company and any participants in either Plan that would expand, modify or otherwise affect the terms of either Plan or the respective rights or obligations of the participants thereunder.
Herbert Smith Freehills Kramer LLP and its affiliated and subsidiary businesses and firms, Herbert Smith Freehills Kramer (US) LLP and its affiliate, and Herbert Smith Freehills Kramer, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills Kramer.
Herbert Smith Freehills Kramer LLP is a limited liability partnership registered in England and Wales with registered number OC310989. Herbert Smith Freehills Kramer LLP is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number: 419682). A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills Kramer LLP to refer to a member of Herbert Smith Freehills Kramer LLP, or an employee or consultant with equivalent standing and qualifications.

Date 01 August 2025 Letter to British American Tobacco p.l.c.

Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed herein.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Ordinary Shares will be duly authorised and, when and to the extent issued or delivered from treasury in satisfaction of awards granted under the applicable Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice as Solicitors of the Senior Courts of England and Wales. We render no opinion herein as to matters involving the laws of any jurisdiction other than those of England and Wales.

This opinion is limited to the effect of the current state of the laws of England and Wales and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully

/s/ Herbert Smith Freehills Kramer LLP

Herbert Smith Freehills Kramer LLP